Sheet2

Merrill Lynch U.S. Treasury Money Fund
File Number: 811-6211
CIK Number: 869663
For the Period Ending: 11/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended November 30, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/08/2002	$375	U.S. Treasury Bill	1.990%	09/12/2002
05/08/2002	500	U.S. Treasury Note	5.500	01/31/2003
05/16/2002	400	U.S. Treasury Bill	1.860	11/14/2002
07/08/2002	2,000	U.S. Treasury Bill	1.710	08/08/2002
08/06/2002	3,000	U.S. Treasury Bill	1.865	09/05/2002
08/08/2002	300	U.S. Treasury Note	2.250	07/31/2004
09/16/2002	3,000	U.S. Treasury Bill	1.945	10/17/2002
09/23/2002	1,000	U.S. Treasury Bill	1.610	12/26/2002
09/24/2002	5,000	U.S. Treasury Bill	1.665	10/24/2002
10/01/2002	2,000	U.S. Treasury Bill	1.610	10/31/2002
10/22/2002	2,000	U.S. Treasury Bill	1.890	11/21/2002
11/01/2002	264	U.S. Treasury Bill	1.545	01/23/2003
11/26/2002	1,000	U.S. Treasury Bill	1.200	02/27/2003